UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2012

GSE SYSTEMS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1332 Londontown Blvd., Suite 200, Sykesville, MD 21784

(Address of principal executive offices and zip code)

 (410) 970-7800

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The Company’s Board of Directors appointed Steven Freel to become the Chief Operating Officer of the Company effective January 1, 2013. In his role as Chief Operating Officer, Mr. Freel will be responsible for all of the Company’s U.S. operations except for the training business. Mr. Freel (age 48) has been employed by the Company for 16 years, most recently as Chief Technology Officer. He holds a B.S. in Mechanical Engineering from Penn State University and an MBA with a focus on business strategy from the Smith School of Business at the University of Maryland.

Mr. Freel’s employment agreement (the “Agreement”) with the Company was effective as of January 1, 2011 and continues through December 31, 2012. His current base salary is $200,000. Effective January 1, 2013, his employment agreement will provide for a base salary of $225,000.

Mr. Freel’s Agreement also provides that he shall receive:

♦	an automobile allowance of seven thousand two hundred dollars ($7,200) per year and the Company will pay for the gasoline in connection with such automobile; and
♦	an allowance for club membership of four thousand dollars ($4,000) per year.

The Company pays Mr. Freel’s monthly medical and dental insurance premiums in connection with Company-provided health insurance plans. Mr. Freel is entitled to receive vacation in accordance with the Company’s policy for its senior executives and may participate in other Company sponsored benefit plans including life insurance and 401(k) retirement plans. He is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with his employment. Reimbursable expenses include, but are not limited to, business travel and customer entertainment expenses.

The Company may terminate Mr. Freel’s Agreement for cause. Examples of “cause” include (i) willful and continued failure to substantially perform contractual duties after the Company has communicated its demand for substantial performance; (ii) willfully engaging in misconduct which has a material adverse effect on the Company’s reputation, operations, prospects or business relations; (iii) conviction for any felony or entry of a plea of “no contest” for a crime of moral turpitude; or (iv) breach of the terms and conditions of the Agreement. Notice of termination must be in writing and must state the reason for termination and Mr. Freel (with his attorney) will have the opportunity to be heard by the Company’s Board of Directors. In the event of termination for cause, Mr. Freel shall continue to receive his full salary through the date of termination. In the event of disability, he will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated. Termination of his employment due to death or disability shall not constitute a breach of the Agreement.

If the Company terminates Mr. Freel’s employment in breach of the terms of the Agreement, then the Company shall pay his full salary and benefits for a period equal to the greater of (i) the number of months then remaining on the term of the Agreement and (ii) 12 months. In addition, all options to purchase the Company’s common stock granted to him under the Company’s option plan or otherwise shall immediately become fully vested and shall terminate on such date as they would have terminated if his employment by the Company had not been terminated.

The foregoing is a brief description of the terms of the Agreement and by its nature is incomplete. It is qualified in its entirety by the text of the Agreement, a copy of which is included herewith as an Exhibit to this Current Report on Form 8-K. All readers of this Current Report on Form 8-K are encouraged to read the entire text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.
Employment Agreement dated as of January 1, 2011 between GSE Systems, Inc. and Steven Freel.*

Filed herewith *

The following are filed as exhibits to this report:

Exhibit No.	Description
10.1	Employment Agreement dated as of January 1, 2011 between GSE Systems, Inc. and Steven Freel.*

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2012

GSE SYSTEMS, INC.

/s/ Lawrence M. Gordon
Lawrence M. Gordon
Senior Vice President and General Counsel